Exhibit 10.116

AGREEMENT

This AGREEMENT, dated as of February 28, 2014 (this “Agreement”), is by and among Mack-Cali Realty Corporation, a Maryland corporation (the “Company”), the other entities signatory hereto (collectively, the “Investors”), and Jonathan Litt (the “Nominee”), solely for purposes of the second sentence of Section 2.1(a) and Section 3.1(b).

WHEREAS, the Company’s charter divides the Company’s Board of Directors (the “Board”) into three classes, with the members of each such class serving staggered three-year terms, and the Board presently consists of ten members as follows: Class I with three directors whose terms expire in 2016; Class II with four directors, whose terms expire in 2014; and Class III with three directors whose terms expire in 2015.

WHEREAS, the Board intends to (i) increase the size of the Board from ten (10) to eleven (11) members and (ii) appoint the Nominee as a director to fill the newly created vacancy to be added to Class I, with a term expiring at the Company’s annual shareholders’ meeting occurring during fiscal year 2016 (the “2016 Annual Meeting”);

WHEREAS, on the date hereof the Investors Economically Own (as defined below) the interests in shares, each with a $0.01 par value, of the Company’s common stock (the “Common Stock”) specified on Schedule A of this Agreement;

WHEREAS, the Investors support the appointment of the Nominee to the Board; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS

SECTION 1.1                                Authority; Binding Agreement.  (a)  The Company hereby represents that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the shareholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter of the Company or the bylaws of the Company, or any stock exchange rule or regulation, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is or are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b)           Each of the Investors represents and warrants that this Agreement and the performance by such Investor of its obligations hereunder (i) has been duly authorized, executed and delivered by such Investor, and is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, (ii) does not require approval by any owners or holders of any equity interest in such Investor (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of such Investor, as amended, or any provision of any agreement or other instrument to which such Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

SECTION 1.2                        Interests in Common Stock.  The Investors hereby represent and warrant to the Company that, as of the date hereof, they and their Affiliates (as such term is hereinafter defined) are, collectively, the Economic Owners of such number of shares of Common Stock as is accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A hereto, and none of the Investors or any of their Affiliates Economically Own any other securities of the Company.  During the Standstill Period, the Investors shall promptly (and in any event within three business days) notify the Company in writing (a) upon the Investors, together with their Affiliates, selling or disposing of an amount of Physical Shares equal to the Trigger Percentage and (b) upon the Investors, together with their Affiliates, becoming the Economic Owners, in the aggregate, of more than 4.9% of the then outstanding shares of Common Stock (based, in the case of this clause (b), on the number of outstanding shares of Common Stock most recently indicated by the Company as outstanding in (x) any of the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q or definitive proxy statement on Schedule 14A, in each case as filed by the Company with the Securities and Exchange Commission (the “SEC”) or (y) a written notice by the Company to the Investors).  At any time during the Standstill Period, the Investors shall, upon written request of the Company (which request shall not be made more than twice during any quarterly period), promptly (and no later than five business days after the request is received) provide the Company with a written report specifying the number of shares of Common Stock Economically Owned, in the aggregate, by the Investors together with their Affiliates, as of the close of business on the date immediately preceding the receipt of such request.

SECTION 1.3                                Defined Terms.  For purposes of this Agreement

(a)           The term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that the term “Affiliate” shall not include any portfolio or operating company of the Investors for which all of the following conditions are satisfied: (i) whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), (ii) as to which the Investors and their Affiliates own less than a majority of the total voting power of all outstanding voting securities and do not have representatives or designees who occupy a majority of the seats on the board of directors or other similar governing body of such portfolio or operating company and do not otherwise control (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) such portfolio or operating company, and (iii) to which no non-public information about the Company has been made available by the Director Designee or any of the Investors or their Affiliates.  For purposes of this definition, it is hereby acknowledged and agreed that funds or accounts as to which Land & Buildings Investment Management, LLC or any Affiliate thereof has voting or investment power over shares of the Company’s Common Stock shall be deemed an “Affiliate” of the Investors.  For purposes of this Agreement, the Investors, on the one hand, and the Company, on the other, shall not be deemed to be Affiliates of each other.

(b)           The terms “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 (“Rule 13d-3”) promulgated by the SEC under the Exchange Act.  The terms “Economic Owner,” “Economically Own” and “Economic Ownership” shall have the same meanings as “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” except that a person will also be deemed to “Economically Own,” to be the “Economic Owner” and to have “Economic Ownership” of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.

(c)           The term “Director Designee” shall mean the Nominee, or any replacement agreed upon by the Company and the Investors in accordance with and subject to Section 2.1(b).

(d)           “Extraordinary Matter” means (i) any merger, consolidation, share exchange, recapitalization, or other business combination, in each case as a result of which the holders of the Common Stock of the Company immediately prior to the consummation of such transaction would cease to own at least a majority of the outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company) or (ii) any liquidation, dissolution or sale of all or substantially all of the assets of the Company, in each case referred to in (i) or (ii) that is subject to approval by the shareholders of the Company.  For the avoidance of doubt, “Extraordinary Matter” does not include a proxy contest or consent solicitation with respect to the election of directors.

(e)           References to “fiscal year” mean the Company’s fiscal year.  The 12-month period ended December 31, 2014 is fiscal year 2014.

(f)           “Physical Shares” means, with respect to a person or entity, shares Beneficially Owned by such person or entity as to which such person or entity directly or indirectly has voting and investment power and which are held either of record by such person or entity or through a broker, dealer, agent, custodian or other nominee that is the holder of record of such shares.  For the avoidance of doubt, it is understood that (i) “Physical Shares” shall not include shares Beneficially Owned by such person or entity solely as a result of the operation of (x) clauses (i) and (ii) of Section 1.3(b) or (y) Rule 13d-3(d)(1)(i)(A)-(B), and (ii) the fact that shares are held in a margin account or are pledged as collateral pursuant to customary loan documentation shall not result in such shares not being considered Physical Shares unless and until such shares are liquidated pursuant to a margin call or otherwise foreclosed upon by the applicable broker, lender or other third party.

(g)           The “Standstill Period” means the period from the date of this Agreement through the earliest of:

 (1) thirty days prior to the first day of the notice period specified in the advance notice provision applicable to the Company’s 2016 Annual Meeting (whether pursuant to applicable law or regulation or the Company’s charter or bylaws, each as may hereafter be amended);

(2) if the Company has materially breached this Agreement (including by failing to appoint the Director Designee to serve as a director on Class I of the Board with a term expiring at the 2016 Annual Meeting in violation of this Agreement, or failing to appoint the mutually agreed replacement to the Director Designee in accordance with and subject to Section 2.1(b), and within the timeframe set forth in Section 1.3(g)(4) if such replacement has been mutually agreed during such timeframe), the date that the Investors deliver to the Company written notice of termination of the Standstill Period specifying this Section 1.3(g)(2), provided that, if such material breach can be cured, such notice will be effective and such termination of the Standstill Period shall occur only if (A) such notice of termination is delivered to the Company on or after the 20th calendar day following the receipt by the Company of written notice from the Investors describing the Company’s breach of this Agreement in reasonable detail and (B) the Company, at the time of delivery of such notice of termination, has failed to cure such breach;

(3) if the Director Designee is removed from the Board (but not including removal of the Director Designee (A) following such Director Designee’s failure to resign in accordance with Section 2.1(a), (B) in connection with such Director Designee’s required resignation pursuant to Section 2.1(a) or Section 3.1(b), or (C) under the circumstances described in Section 1.3(g)(4)(A)), the date (on or after the date of such removal) on which the Investors deliver to the Company written notice of termination of the Standstill Period specifying this Section 1.3(g)(3); or

(4) if both (A) the then-current Director Designee voluntarily resigns as a director  of the Company or is unable to serve as a director of the Company as a result of his or her death or incapacity or any removal for cause, and (B) the Board fails to appoint pursuant to Section 2.1(b) the mutually agreed replacement to the Board within 90 calendar days following the date that the last Director Designee ceased to be a director of the Company if such replacement has been mutually agreed during such timeframe, the date (on or after the expiration of such 90 calendar days) on which the Investors deliver to the Company written notice of termination of the Standstill Period specifying this Section 1.3(g)(4).

(i)           “Trigger Percentage” means Beneficial Ownership by the Investors of Physical Shares of 80% or less of the aggregate number of Physical Shares Beneficially Owned by the Investors as of the date of this Agreement due to any sale or disposition of shares of Common Stock after the date of this Agreement.

ARTICLE II

COVENANTS

SECTION 2.1 Director.  (a)  As promptly as practicable following the date of this Agreement, the Board shall (i) increase the size of the Board from ten (10) to eleven (11) directors and (ii) appoint the Nominee as a director of the Company to serve on Class I of the Board with a term expiring at the 2016 Annual Meeting.  By entering into this Agreement, the Director Designee hereby irrevocably agrees to resign as a member of the Board on the earlier of (x) the date that the Investors, together with their Affiliates, do not own, in the aggregate, the Trigger Percentage (the “Triggering Event”), if five or more calendar days have elapsed since the Triggering Event and the Board has requested in writing the Director Designee’s resignation, in which case the resignation shall take effect at the time the Board has delivered such request to the Director Designee and the Investors, and (y) the date that the Board delivers a written request to the Director Designee and the Investors for the Director Designee’s resignation under the circumstances described in, and in accordance with, Section 3.1(b).  For the avoidance of doubt, the Company may at any time and from time to time increase or decrease the size of the Board or change its composition, provided that such increase or decrease may not affect the tenure of the Director Designee.

(b)           In the event (without regard to any termination of the Standstill Period pursuant to Sections 1.3(g)(2) or 1.3(g)(4)) the then-current Director Designee voluntarily resigns as a director of the Company or is unable to serve as a director of the Company due to death or incapacity or due to any removal for cause, the Company and the Investors shall work in good faith to agree upon, and shall mutually agree on a replacement Director Designee.  The Investors shall promptly propose at least two individuals suitable to the Company (each of whom, among other things, must qualify as an “independent director” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange to serve as the Director Designee) to serve as replacement Director Designee.  Any replacement Director Designee shall be subject to the Board’s good faith customary due diligence process, including review of a Directors’ and Officers’ questionnaire, background check and interviews.  No person, other than the Nominee (who has executed this Agreement) may be a Director Designee, unless he or she has executed (i) a joinder to this Agreement with respect to the obligations set forth in the second sentence of Section 2.1(a) and Section 3.1(b), and (ii) enters into a confidentiality agreement having substantially the same terms as any confidentiality agreement entered into by the previous Director Designee.

SECTION 2.2                                Voting Provisions.   During the Standstill Period, the Investors shall cause, and shall cause their respective Affiliates to cause, all shares of Common Stock for which they have the right to vote to be present for quorum purposes and to be voted at any meeting of shareholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, and (ii) against any shareholder nominations for director which are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board. The Investors shall also cause, and shall cause their respective Affiliates to cause, all shares of Common Stock for which they have the right to vote to be present for quorum purposes and to be voted at the 2014 annual meeting of shareholders of the Company or at any adjournments or postponements thereof, in accordance with the recommendation by the Board on all other proposals of the Board set forth in the Company’s proxy statement to be filed solely in connection with the 2014 annual meeting of shareholders of the Company or at any adjournments or postponements thereof of which the Investors have actual knowledge as of the date hereof.

SECTION 2.3                                Actions by the Investors.  Each of the Investors agrees that, during the Standstill Period, it shall not, and shall cause its Affiliates not to, unless specifically requested or authorized in writing by a resolution of the Board, directly or indirectly:

(a)           purchase or cause to be purchased or otherwise acquire or agree to acquire Economic Ownership of (i) any Common Stock, if in any such case, immediately after the taking of such action the Investors, together with their respective Affiliates, would, in the aggregate, Economically Own more than 4.9% of the then outstanding shares of Common Stock;

(b)           form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy, designation or consent with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy or consent solicitation on behalf of the Board), other than solely with other Investors or one or more Affiliates (other than portfolio or operating companies) of an Investor with respect to the shares of Common Stock acquired in compliance with paragraph (a) above or to the extent such a group may be deemed to result with the Company or any of its Affiliates as a result of this Agreement (it being understood that the holding by persons or entities of shares of Common Stock in accounts or through funds not managed or controlled by an Investor or any Affiliate of any Investor shall not give rise to a violation of this Section 2.3(b) solely by virtue of the fact that such persons or entities, in addition to holding such shares in such manner, are investors in funds and accounts managed by an Investor or any of its Affiliates and, in their capacity as such, are or may be deemed to be members of a “group” with the Investors within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock; provided there does not exist as between such persons or entities, on the one hand, and the Investors or any of its Affiliates, on the other hand, any agreement, arrangement or understanding with respect to any action that would otherwise be prohibited by this Section 2.3);

(c)           solicit proxies, designations or written consents of shareholders, or conduct any binding or nonbinding referendum with respect to Common Stock, or make or in any way participate in any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock with respect to any matter, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the Rules promulgated thereunder), other than solicitations or acting as a “participant” in support of the recommendations of the Board;

(d)           (i) seek to call, request the call of, or call a special meeting of the shareholders of the Company, or make or seek to make a shareholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the shareholders of the Company or in connection with any action by consent in lieu of a meeting, (ii) make a request for a list of the Company’s shareholders, (iii) seek election to the Board or seek to place a representative on the Board (other than as expressly set forth in Section 2.1 and Section 2.2), (iv) seek the removal of any director from the Board, or (v) otherwise acting alone or in concert with others, seek to control or influence the governance or policies of the Company;

    (e)           propose, offer or participate in (i) any effort to acquire the Company or any of its subsidiaries or any material assets or operations of the Company or any of its subsidiaries, (ii) any effort to engage in a  transaction or enter into any agreement that would result in Economic Ownership by any person or entity (whether or not an Investor) or group (as defined in Section 13(d)(3) of the Exchange Act) of more than 4.9% of the outstanding shares of Common Stock at any time or outstanding voting power of the Company at any time, (iii) any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or “change in control” (as such term is used in Item 6 of Schedule 14A) transaction involving the Company or any of its subsidiaries, or (iv) any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Company, any of its subsidiaries or any material portion of their businesses;

(f)           publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of the provisions of Section 2.2 or Section 2.3, or otherwise (i) seek in any manner to obtain any waiver,  consent under, or amendment of, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity or enforceability of Section 2.2 or Section 2.3 or seek a release from the restrictions or obligations contained in Section 2.2 or Section 2.3 (it being understood, however, that the Board may adopt a resolution that modifies or waives Section 2.2 or Section 2.3);

(g)           make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (i) in support of any solicitation described in paragraph (c) above (other than solicitations on behalf of the Board), (ii) in support of any matter described in paragraph (d) above, or (iii) concerning any potential matter described in paragraph (e) above; or

(h)           enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to the foregoing, or advise, assist, encourage, support or seek to persuade others to take any action with respect to any of the foregoing, or act in concert with others or as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the foregoing.

In the event the Company has announced or entered into a binding agreement providing for, or has recommended that its shareholders support, an Extraordinary Matter, the provisions of this Section 2.3 shall not operate to prevent the Investors from proposing or taking any actions in furtherance of, or consummating, a competing Extraordinary Matter, provided that all of the other provisions of this Agreement shall continue in full force and effect.

Notwithstanding anything herein to the contrary, nothing in this Section 2.3 shall be deemed to in any way restrict or limit: (i) the Director Designee, in his capacity as a member of the Board, from confidentially expressing or advocating for his or her views to the Company, the Board, officers of the Company, other directors, or at Board meetings and by voting in his or her capacity as a director; (ii) the Investors or their Affiliates from (A) discussing any matter confidentially with the Company, the Board, officers of the Company or any directors of the Company solely to the extent that, without the prior written consent of the Company, such discussions (1) are not publicly disclosed, and would not reasonably be expected to require public disclosure, (including, without limitation, in any document or report filed with the SEC) by an Investor or any Affiliate of any Investor at or around the time such discussions take place, and (2) are not reasonably expected to require public disclosure (including, without limitation, in any document or report filed with the SEC) by the Company at or around the time such discussions take place, (B) voting their shares of Common Stock on any matter brought before the shareholders of the Company without violation of this Section 2.3 in any manner that they choose, other than as expressly provided in Section 2.2, (C) selling any shares of Common Stock, including in response to a Company or third-party tender offer or exchange offer, or (D) buying any shares of Common Stock other than as expressly provided in Section 2.3(a) (and Section 2.3(h) to the extent relating to Section 2.3(a)); or (iii) the Director Designee or the Investors from communicating, on a confidential basis, with attorneys, accountants or financial advisors (excluding any advisor who has taken, takes or is expected by the Investors to take, any action that if taken by the Investors would violate Section 2.3), or as otherwise required by law.

In the event that, within a thirty day period, both (A) the Investors sell or otherwise dispose of all Physical Shares of Common Stock owned by such Investors and (B) the Director Designee voluntarily resigns as a director of the Company, then, upon written notice received by the Company from the Investors following such events the Standstill Period shall terminate, solely with respect to the obligations set forth Sections 2.3(a), 2.3(b), 2.3(e) and 2.3(g)(iii), on the earlier to occur of (x) the first anniversary of the date of such notice and (y) thirty days prior to the first day of the notice period specified in the advance notice provision applicable to the Company’s 2016 Annual Meeting (whether pursuant to applicable law or regulation or the Company’s charter or bylaws, each as may hereafter be amended).  For the avoidance of doubt all other obligations contained in Section 2.3 shall continue in accordance with the terms of this Section 2.3 until thirty days prior to the first day of the notice period specified in the advance notice provision applicable to the Company’s 2016 Annual Meeting (whether pursuant to applicable law or regulation or the Company’s charter or bylaws, each as may hereafter be amended).

SECTION 2.4                                Additional Representations and Agreements by the Parties.

(a)           The Investors acknowledge and agree that the Company will file a current report on Form 8-K or Annual Report on Form 10-K that describes this Agreement substantially in the form previously provided to the Investors.

(b)           The Company acknowledges that:

(i)           as of the date of this Agreement, that the Nominee qualifies as an “independent director”  for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange; and

(ii)           for purposes of determining whether the Director Designee is in compliance with any stock ownership guidelines of the Company relating to the amount of shares of Common Stock required to be owned by the Company’s directors, the Physical Shares of Common Stock Beneficially Owned by the Investors together with their Affiliates shall be included in any such determination.

                (c)           During the Standstill Period, the Investors shall not, and the Investors shall cause their respective Affiliates not to, make, or cause to be made, any comments or statements by press release or similar public statement to the press or media, or in any SEC filing, any statement or announcement that is negative with respect to or disparages, the Company, partners, officers, directors or employees or the Company’s businesses, operations, strategic plans or strategic direction.  During the Standstill Period (without regard to any termination of the Standstill Period pursuant to Sections 1.3(g)(2) or 1.3(g)(4)), neither the Company nor any of its officers or directors shall, make, or cause to be made, by press release or similar public statement, including to the press or media or in an SEC filing, any statement or announcement that is negative with respect to or disparages, any Investor, its officers, directors or employees.  The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or if the comments or statements of the type covered by this Section 2.4(c) are required to be made by law or regulation.

SECTION 2.5                       Publicity.  Promptly after the execution of this Agreement, the Company will issue a press release substantially in the form attached hereto as Schedule B.

ARTICLE III

OTHER PROVISIONS

SECTION 3.1                       Specific Performance; Remedies. (a)  Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Maryland, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)           Notwithstanding any other section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that the Investors shall have materially breached this Agreement and shall not have cured such breach within 15 calendar days following receipt of written notice describing such breach in reasonable detail from the Company, the Director Designee shall, upon the written request of the Board, resign as a member of the Board, such resignation to be effective as of the time the Board has delivered such request to the Director Designee and the Investors.

(c)           Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Maryland, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.3 will be effective service of process for any such action, suit or proceeding brought against any party in any such court.  Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in any state or federal court in the State of Maryland, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

SECTION 3.2                       Entire Agreement.  This Agreement (together with any confidentiality agreement(s) entered into by any Director Designee) contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.  No rights under this Agreement shall be deemed waived absent a written waiver by the party granting the waiver.

SECTION 3.3                       Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Mack-Cali Realty Corporation
343 Thornall Street
Edison, New Jersey 08837-2206
Facsimile:  (704) 708-7121
Attention: Mitchell E. Hersh

with a copy to:

Greenberg Traurig, LLP
200 Park Ave.
New York, NY 10166
Facsimile: (212) 805-5555
Attention: Dennis J. Block, Esq.

if to the Investors:

Land & Buildings Investment Management, LLC
3 Pickwick Plaza, 4th Floor
Greenwich, CT 06830
Attention:  Jonathan Litt

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Facsimile:    (212) 593-5955
Attention:  David E. Rosewater, Esq.

SECTION 3.4   Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to any conflict of laws provisions thereof.

SECTION 3.5    Further Assurances.  Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other parties in order to effectuate fully the purposes, terms and conditions of this Agreement.

SECTION 3.6    Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  The rights and obligations under this Agreement may not be transferred without the consent of the other parties and any transfer in violation of this sentence shall be null and void.

SECTION 3.7    Fees and Expenses.  Concurrently with the execution of this Agreement, the Board shall authorize the reimbursement to the Investors of up to $35,000 of the reasonable and documented third party advisor expenses (including expenses incurred by the Investors’ financial and legal advisors) with respect to the Investors’ investment in the Company, and any other expenses incurred by the Investors in connection with this Agreement and related matters (collectively, the “Expenses”), and such reimbursement shall be paid to the Investors within five business days of the date the Expenses are submitted. Except for the Expenses provided for herein, neither the Company, on the one hand, nor the Investors, on the other hand, will be responsible for any costs, fees or other expenses of the other in connection with this Agreement or any event leading thereto.

SECTION 3.8    Counterparts; Miscellaneous.  This Agreement may be executed and delivered (including by facsimile transmission or .pdf format) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The headings used herein are for convenience only and the parties agree that such headings are not to be construed to be part of this Agreement or to be used in determining the meaning or interpretation of this Agreement.  Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa.   Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.   If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the remaining provisions do not fundamentally alter the relations among the parties.

SECTION 3.9    Interpretation.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

[Remainder of Page Intentionally Left Blank]

           IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY: MACK-CALI REALTY CORPORATION By: /s/ Mitchell E. Hersh Name: Mitchell E. Hersh Title: President and Chief Executive Officer

INVESTORS: LAND & BUILDINGS CAPITAL GROWTH FUND, L.P. By: Land & Buildings Investment Management, LLC By: /s/ Jonathan Litt Name: Jonathan Litt Title: Portfolio Manager

LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC By: /s/ Jonathan Litt Name: Jonathan Litt Title: Portfolio Manager

I hereby agree to be bound by the second sentence of Section 2.1(a) and Section 3.1(b) of this Agreement: /s/ Jonathan Litt Jonathan Litt

[Signature Page to Agreement]

SCHEDULE A

As of February 28, 2014, the Investors Economically Own, in the aggregate, 477,300 shares of Common Stock.

The Investors that own such shares and the number of shares that they Economically Own are set forth below.

Investor	Shares of Common Stock Owned Physically and Derivatively
Land & Buildings Capital Growth Fund, L.P.	381,000
Land & Buildings Investment Management, LLC	477,300
Jonathan Litt	477,300

SCHEDULE B

[Filed as Exhibit 99.3 to the Current Report on Form 8-K of Mack-Cali Realty Corporation as filed with the Securities and Exchange Commission on March 3, 2014.]